As filed with the Securities and Exchange Commission on June 11, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HYATT HOTELS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-1480589
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

150 North Riverside Plaza, 8th Floor

Chicago, Illinois 60606

(312) 750-1234

(Address of Principal Executive Offices)

FIFTH AMENDED AND RESTATED

HYATT HOTELS CORPORATION LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Mark S. Hoplamazian

President and Chief Executive Officer

Hyatt Hotels Corporation

150 North Riverside Plaza, 8th Floor

Chicago, Illinois 60606

(Name and address of agent for service)

(312) 750-1234

(Telephone number, including area code, of agent for service)

Copies to:

Cathy A. Birkeland, Esq.

Alexa M. Berlin, Esq.

Michael A. Pucker, Esq.

Latham & Watkins LLP

330 N. Wabash Avenue, Suite 2800

Chicago, Illinois 60611

(312) 876-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is being filed pursuant to General Instruction E to Form S-8 to register 929,000 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), of Hyatt Hotels Corporation (the “Company”) which may be issued under the Fifth Amended and Restated Hyatt Hotels Corporation Long-Term Incentive Plan (as amended and restated, the “Plan”) in accordance with, and subject to the terms and conditions of, the ”Mergers and Acquisitions” exemption to the stockholder approval requirements applicable under NYSE Section 303A.08 of the Listed Company Manual (“NYSE Section 303A.08”), which represents the number of shares of Playa Hotels & Resorts N.V. (“Playa”) common stock that are expected to be available for issuance under the Playa Hotels & Resorts N.V. 2017 Omnibus Incentive Plan, as amended (the “Playa Plan”) upon the closing of the transactions (the “Transactions”) contemplated by the Purchase Agreement, dated as of February 9, 2025 (the “Purchase Agreement”), by and among the Company, HI Holdings Playa B.V. (“Buyer”) and Playa. The Playa Plan was approved by the stockholders of Playa prior to the closing of the Transactions, and the Playa Plan was not adopted in contemplation of the Transactions. Upon the closing of the Transactions, Playa will cease to be a publicly traded company.

The Company previously registered an aggregate 27,997,307 shares of its Class A Common Stock for issuance under the Plan by (i) a registration statement on Form S-8 (File No. 333-163668) filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 11, 2009 covering 9,347,307 shares of Class A Common Stock, (ii) a registration statement on Form S-8 (File No. 333-189681) filed with the SEC on June 28, 2013 covering 5,000,000 shares of Class A Common Stock, (iii) a registration statement on Form S-8 (File No. 333-238575) filed with the SEC on May 21, 2020 covering 8,000,000 shares of Class A Common Stock and (iv) a registration statement on Form S-8 (File No. 333-279460) filed with the SEC on May 16, 2024 covering 5,650,000 shares of Class A Common Stock (together, the “Prior Registration Statements”).

The contents of the Prior Registration Statements are incorporated by reference into this Registration Statement in accordance with General Instruction E to Form S-8 to the extent not modified or superseded by the Prior Registration Statements, by the information included herein or by any subsequently filed document that is incorporated by reference in this Registration Statement or the Prior Registration Statements.

PART I

Item 1.	Plan Information

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.

PART II

Item 3.	Incorporation of Documents by Reference

Not required to be filed with this Registration Statement.

Item 4.	Description of Securities

Not required to be filed with this Registration Statement.

Item 5.	Interests of Named Experts and Counsel

Not required to be filed with this Registration Statement.

Item 6.	Indemnification of Directors and Officers

Not required to be filed with this Registration Statement.

Item 7.	Exemption from Registration Claimed

Not required to be filed with this Registration Statement.

Item 8.	Exhibits

Exhibit Number	Description of Exhibit

4.1	Fifth Amended and Restated Hyatt Hotels Corporation Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2024).

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Hyatt Hotels Corporation.

23.3	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Playa Hotels & Resorts N.V.

24.1	Power of Attorney (included in the signature pages hereto).

107	Filing Fee Calculation.

Item 9.	Undertakings

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on June 11, 2025.

HYATT HOTELS CORPORATION

By:	/s/ Mark S. Hoplamazian
Mark S. Hoplamazian
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Mark S. Hoplamazian and Joan Bottarini, and each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of resubstitution and substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark S. Hoplamazian	President, Chief Executive Officer and Director (Principal Executive Officer)	June 11, 2025
Mark S. Hoplamazian

/s/ Joan Bottarini	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	June 11, 2025
Joan Bottarini

/s/ Kinsey Wolf	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	June 11, 2025
Kinsey Wolf

/s/ Thomas J. Pritzker	Executive Chairman of the Board of Directors	June 11, 2025
Thomas J. Pritzker

/s/ Paul D. Ballew	Director	June 11, 2025
Paul D. Ballew

/s/ Alessandro Bogliolo	Director	June 11, 2025
Alessandro Bogliolo

/s/ Susan D. Kronick	Director	June 11, 2025
Susan D. Kronick

/s/ Cary D. McMillan	Director	June 11, 2025
Cary D. McMillan

/s/ Heidi O’Neill	Director	June 11, 2025
Heidi O’Neill

/s/ Jason Pritzker	Director	June 11, 2025
Jason Pritzker

/s/ Tracy T. Travis	Director	June 11, 2025
Tracy T. Travis

/s/ Dion Camp Sanders	Director	June 11, 2025
Dion Camp Sanders

/s/ Richard C. Tuttle	Director	June 11, 2025
Richard C. Tuttle